Exhibit 99.2

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 19, 2018	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS FIRST QUARTER DISTRIBUTION

AND RESULTS OF RECENT TRANSACTIONS

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2018 cash distribution. The distribution of $0.418449 per common unit represents activity for the three-month period ended March 31, 2018 and is payable on May 10, 2018 to common unitholders of record as of April 30, 2018.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $11.9 million. These receipts generally reflect oil sales during December 2017 through February 2018 and gas sales during November 2017 through January 2018. Cash receipts attributable to the Partnership’s Net Profits Interests during the first quarter totaled approximately $3.8 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during November 2017 through January 2018.

On April 18, 2018, the Partnership and affiliates of its General Partner consummated and closed the divestiture of non-producing leasehold and related net profits interests located in Upton County, Texas to a third party. The Partnership’s share of proceeds from the transaction was approximately $4.0 million and will be included in the distribution for the three-month period ending June 30, 2018.

The Annual Meeting of Limited Partners of Dorchester Minerals, L.P. will be held at 2:00 p.m. Central time on Wednesday, May 16, 2018, at the offices of Thompson & Knight, LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.